Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

FARMINGDALE, NJ – March 9, 2021 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the fourth quarter and full year 2020.

Fourth Quarter 2020 Highlights
•	GAAP net income applicable to common stockholders of $6.4 million, or $0.38 per share
•	Core earnings attributable to common stockholders of $6.3 million, or $0.37 per share
•	Common book value per share of $11.16 at December 31, 2020
•	Declared regular common dividend of $0.27 per share, annualized common dividend yield at market close was 10.3% at March 8, 2021
•	Aggregate portfolio leverage stood at 4.0x at December 31, 2020
•	As of December 31, 2020, the Company had unrestricted cash of approximately $84 million

“We are proud of our team’s efforts in 2020 to navigate the extremely challenging environment,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “In the fourth quarter, we once again generated core earnings that exceeded our dividend, and maintained a strong balance sheet. Moving ahead, we believe we are well positioned to invest in MSRs and RMBS where we see opportunities that will deliver attractive risk-adjusted returns to our shareholders.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the fourth quarter of 2020 of $6.4 million, or $0.38 per basic and diluted weighted average common share outstanding. Reported GAAP net income was determined based primarily on the following: $8.0 million of net interest income, $9.1 million of net servicing income, a net realized gain of $8.0 million on RMBS, a net realized loss of $0.8 million on derivatives, a net realized loss on acquired assets of $0.1 million, a net unrealized loss of $3.3 million on derivatives, a net unrealized loss of $10.1 million on Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.1 million.

Core earnings attributable to common stockholders for the fourth quarter of 2020 were $6.3 million, or $0.37 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended December 31,
	2020	2019
	(unaudited)	(unaudited)
Income
Interest income	$8,638	$19,770
Interest expense	619	13,499
Net interest income	8,019	6,271
Servicing fee income	14,045	19,318
Servicing costs	4,940	5,378
Net servicing income	9,105	13,940
Other income (loss)
Realized gain on RMBS, available-for-sale, net	7,950	627
Realized loss on derivatives, net	(787)	(17,148)
Realized loss on acquired assets, net	(93)	(28)
Unrealized gain (loss) on derivatives, net	(3,266)	3,357
Unrealized gain (loss) on investments in Servicing Related Assets	(10,050)	1,959
Total Income	10,878	8,978
Expenses
General and administrative expense	1,209	1,352
Management fee to affiliate	1,842	1,999
Total Expenses	3,051	3,351
Income Before Income Taxes	7,827	5,627
Provision for (Benefit from) corporate business taxes	(1,216)	1,132
Net Income	9,043	4,495
Net income allocated to noncontrolling interests in Operating Partnership	(168)	(75)
Dividends on preferred stock	2,463	2,460
Net Income Applicable to Common Stockholders	$6,412	$1,960
Net Income Per Share of Common Stock
Basic	$0.38	$0.12
Diluted	$0.38	$0.12
Weighted Average Number of Shares of Common Stock Outstanding
Basic	17,054,634	16,797,523
Diluted	17,076,858	16,810,312

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized loss on the Company’s RMBS portfolio for the fourth quarter 2020 was approximately $11.9 million.

	Three Months Ended December 31,
	2020	2019
	(unaudited)	(unaudited)
Net Income	$9,043	$4,495
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	(3,915)	7,373
Reclassification of net realized loss on RMBS included in earnings	(7,950)	(627)
Other comprehensive income (loss)	(11,865)	6,746
Comprehensive income (loss)	$(2,822)	$11,241
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	(50)	181
Dividends on preferred stock	2,463	2,460
Comprehensive income (loss) attributable to common stockholders	$(5,235)	$8,600

Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended December 31, 2020

The Company realized servicing fee income of $14.0 million, interest income of $8.6 million and other loss of $6.2 million, primarily related to unrealized losses on investments in Servicing Related Assets, as well as realized and unrealized losses in derivatives, partially offset by realized gains on RMBS. The unpaid principal balance for the MSR portfolio stood at $21.6 billion as of December 31, 2020 and the carrying value of the MSR portfolio ended the quarter at $174.4 million.  Net interest spread for the RMBS portfolio stood at 1.77% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 4.0x.

The RMBS portfolio had a book and carrying value of approximately $1.2 billion at quarter-end December 31, 2020.  The portfolio had a weighted average coupon of 3.18% and weighted average maturity of 28 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures.  At quarter end December 31, 2020, the Company held interest rate swaps with a notional amount of $1.5 billion, swaptions with a notional amount of $70.0 million, TBAs with a notional amount of $332.0 million and Treasury futures with a notional amount of $110.0 million.

As of December 31, 2020, Cherry Hill’s GAAP book value was $11.16 per diluted share, net of the fourth quarter dividend.

Dividends

On December 10, 2020, the Board of Directors declared a quarterly dividend of $0.27 per share of common stock for the fourth quarter of 2020. The dividend was paid in cash on January 26, 2021 to common stockholders of record as of the close of business on December 31, 2020. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the fourth quarter of 2020. The dividends were paid in cash on January 15, 2021 to Series A and B Preferred stockholders of record as of the close of business on December 31, 2020.

Core Earnings

Core earnings is a non-GAAP financial measure and is currently defined by the Company as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization), realized and unrealized gain (loss) on derivatives and realized (gain) loss on acquired assets. Core earnings is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on preferred stock. MSR amortization refers to the portion of the change in fair value of the MSRs that is primarily due to the realization of cashflows or runoff and includes an adjustment for any gain or loss on the capital used to purchase the MSR. Additionally, core earnings excludes any tax (benefit) expense on realized and unrealized gain (loss) on MSRs. Core earnings are provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining core earnings, it may not be comparable to similarly-titled measures of other issuers, which define core earnings differently from the Company and each other. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income (loss) to core earnings for the three months ended December 31, 2020 and 2019:

	Three Months Ended December 31,
	2020	2019
	(unaudited)	(unaudited)
Net Income	$9,043	$4,495
Realized gain on RMBS, net	(7,950)	(627)
Realized loss on derivatives, net	787	17,148
Realized loss on acquired assets, net	93	28
Unrealized loss (gain) on derivatives, net	3,266	(3,357)
Unrealized loss (gain) on investments in MSRs, net of estimated MSR amortization	3,596	(9,786)
Tax benefit of realized and unrealized loss on MSRs	52	2,876
Total core earnings:	$8,887	$10,777
Core earnings attributable to noncontrolling interests in Operating Partnership	(162)	(173)
Dividends on preferred stock	2,463	2,460
Core Earnings Attributable to Common Stockholders	$6,262	$8,144
Core Earnings Attributable to Common Stockholders, per Diluted Share	$0.37	$0.48
GAAP Net Income Per Share of Common Stock, per Diluted Share	$0.38	$0.12

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 9, 2021.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of December 31, 2020 and its results of operations for the full year 2020 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Fourth Quarter and Full Year 2020 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on April 9, 2021 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please enter replay pin number “13717027.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com